AMENDED AND RESTATED

                          ARTICLES OF INCORPORATION OF

                             EAGLE LAKE INCORPORATED
                        (changed hereby to RVision, Inc.)



         Eagle Lake Incorporated, a corporation organized and existing under the laws of the state of Nevada (the "Corporation"), certifies that:

         1. The name of the Corporation is Eagle Lake Incorporated. The Corporation's original articles of incorporation were filed with the state of Nevada on January 31, 1997, and were amended on January 24, 2000.

         2. These Amended and Restated Articles of Incorporation were duly adopted in accordance with Section 78.403 of the Nevada Revised Statutes, and restate, integrate, and further amend the provisions of the Corporation's articles of incorporation.

         3. The shares of common stock of the Corporation issued and outstanding as of the date immediately preceding the filing of these Amended and Restated Articles of Incorporation (the "Effective Date") shall be reverse split or consolidated as follows:

                  (a) Each one share of common stock issued and outstanding immediately prior to the Effective Date shall be converted into the right to receive a four-tenths share of post-reverse-split common stock ("New Common Stock").

                  (b) No fractional shares of New Common Stock shall be issued in connection with the foregoing, and in lieu thereof, the Corporation shall make a cash payment at the rate of $1.00 per whole share.

                  (c) As soon as reasonably practicable after the Effective Date, the Corporation shall cause its registrar and transfer agent, acting as exchange agent (the "Exchange Agent"), to mail to each holder of record of shares of common stock immediately prior to the Effective Date (the "Pre-Reverse-Split Common Stock"), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Pre-Reverse-Split Common Stock shall pass, only upon delivery of a certificate representing such Pre-Reverse-Split Common Stock to the Exchange Agent, which shall be in such form and have such other provisions as the Corporation may reasonably specify and any fee to effectuate such exchange) and instructions for use in effecting the surrender of certificates representing Pre-Reverse-Split Common Stock in exchange for certificates representing shares of New Common Stock issuable pursuant hereto. Upon surrender of a certificate representing Pre-Reverse-Split Common Stock for cancellation to the Exchange Agent, together with such duly executed letter of transmittal and the payment of the prescribed fee, the holder of such certificate representing Pre-Reverse-Split Common Stock shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of New Common Stock that such holder has the right to receive in exchange for the Pre-Reverse-Split Common Stock surrendered pursuant to the provisions hereof (after taking into account all Pre-Reverse-Split Common Stock then held by such holder), and the Pre-Reverse-Split Common Stock so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Pre-Reverse-Split Common Stock that is not registered in the transfer records of the Corporation, a

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

         certificate representing the proper number of shares of New Common Stock may be issued to a transferee if the certificate representing such Pre-Reverse-Split Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes and other transfer fees have been paid. Holders of certificates representing Pre-Reverse-Split Common Stock shall not be required to convert their certificates into certificates representing New Common Stock. Until surrendered as contemplated hereby, each certificate representing Pre-Reverse-Split Common Stock shall be deemed at any time after the Effective Date to represent only the New Common Stock into which such certificate representing Pre-Reverse-Split Common Stock is convertible as provided herein and the right to receive, upon such surrender, the cash payment pro rated at the rate of $1.00 for each whole share of the Pre-Reverse Split Common Stock in lieu of any fractional shares of New Common Stock as provided above.

                  (d) After the Effective Date, there shall be no further registration of transfers of certificates representing Pre-Reverse-Split Common Stock. If, after the Effective Date, certificates representing shares of Pre-Reverse-Split Common Stock are presented to the Corporation or the Exchange Agent for registration of transfer, such certificates shall be canceled and exchanged for certificates representing New Common Stock and cash in accordance with the procedures set forth herein.

         4. The text of the articles of incorporation is amended and restated to read as set forth in Appendix A attached hereto.

         5. The following Amended and Restated Articles of Incorporation were adopted by the stockholders of the Corporation pursuant to Section 78.390 et seq. of the Nevada Revised Statutes. As of November 17, 2005, the record date for such approval, the Corporation had 3,000,000 shares of common stock issued and outstanding, of which 1,916,550 shares voted for, no shares voted against, and 1,083,450 shares abstained from voting for such proposal. The Corporation has only shares of common stock issued and outstanding.


         IN WITNESS WHEREOF, Eagle Lake Incorporated has caused these Amended and Restated Articles of Incorporation to be signed by Howard S. Landa, a duly authorized officer of the Corporation, on this 14th day of December, 2005.


                                         /s/ Howard S. Landa
                                         ---------------------------------------
                                         Howard S. Landa, President

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

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                                  RVISION, INC.


         These Amended and Restated Articles of Incorporation of RVision, Inc. (hereinafter referred to as the "Corporation"), have been duly adopted in accordance with Section 78.403 of the Nevada Revised Statutes.


                                    Article I
                                      Name

         The name of the Corporation shall be:  RVision, Inc.


                                   Article II
                               Period of Duration

         The Corporation shall continue in existence perpetually unless sooner dissolved according to law.


                                   Article III
                               Purposes and Powers

         The purposes for which the Corporation is organized and its powers are:

                  (a) to design, assemble, manufacture, market, sell, and service security devices and systems and ancillary products and services;

                  (b) to do all and everything necessary, suitable, convenient, or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objectives herein enumerated or incidental to the powers herein named or which shall at any time appear conducive or expedient for the protection or benefit of the Corporation, with all the powers hereafter conferred by the laws under which this Corporation is organized; and

                  (c) to engage in any and all other lawful purposes, activities, and pursuits, whether similar or dissimilar to the foregoing, for which corporations may be organized under laws of the state of Nevada and to exercise all powers allowed or permitted thereunder.

                                   Article IV
                                Authorized Shares

         The Corporation shall have the authority to issue 105,000,000 shares, of which 100,000,000 shares shall be common stock, $0.001 par value ("Common Stock"), and 5,000,000 shares shall be preferred stock $0.001 par value ("Preferred Stock"). Shares of any class of stock may be issued, without stockholder action, from time to time, in one or more series, as may from time to time be determined by the board of directors. The board of directors of this Corporation is hereby expressly granted authority, without stockholder action, and within the limits set forth in the Nevada Revised Statutes, to:

                  (a) designate, in whole or in part, the voting powers, designation, preferences, limitations, restrictions, and relative rights of each class of shares before the issuance of any shares of that class;

                  (b) create one or more series within a class of shares, fix the number of shares of each such series, and designate in whole or part the voting powers, designation, preferences, limitations, restrictions, and relative rights of the series, all before the issuance of any shares of that series; or

                  (c) alter or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly-unissued class of shares or any wholly-unissued series of any class of shares.

         The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution shall be as designated by the board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.


                                    Article V
                    Transactions with Officers and Directors

         No contract or other transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any corporation, firm, or association in which one or more of its directors or officers are directors or officers or are financial interested, is either void or voidable solely for this reason or solely because any such director or officer is present at the meeting of the board of directors or a committee thereof that authorizes or approves the contract or transaction, or because the vote or votes of common or interested directors are counted for such purpose, if the circumstances specified in any of the following paragraphs exist:

                  (a) the fact of the common directorship or financial interest is disclosed or known to the board of directors or committee and noted in the minutes, and the board or committee authorizes, approves, or ratifies the contract or transaction in good faith by a vote sufficient for the purpose without counting the vote or votes of such common or interested director or directors;

                  (b) the fact of the common directorship or financial interest is disclosed or known to the stockholders, and they approve or ratify the contract or transaction in good faith by a majority vote or written

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

         consent of stockholders holding a majority of the shares entitled to vote; the votes of the common or interested directors or officers shall be counted in any such vote of stockholders; or

                  (c) the contract or transaction is fair as to the Corporation at the time it is authorized or approved.


                                   Article VI
               Indemnification of Officers, Directors, and Others

                  (a) The Corporation shall indemnify each director and officer of the Corporation and his or her respective heirs, administrators, and executors against all liabilities and expenses reasonably incurred in connection with any action, suit, or proceeding to which he or she may be made a party by reason of the fact that he or she is or was a director or officer of the Corporation, to the full extent permitted by the laws of the state of Nevada now existing or as such laws may hereafter be amended. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

                  (b) The Corporation may, at the discretion of the board of directors, indemnify any person who is or was a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which the action or suit was brought shall determine on application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.


                                   Article VII
                            Meetings of Stockholders

         Subject to the rights of the holders of any series of Common Stock, special meetings of stockholders of the Corporation may be called by the board of directors pursuant to a resolution duly adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies and the holders of 10% or more of the voting power of the Corporation. At any annual meeting or special meeting of stockholders of the Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner provided by the bylaws of the Corporation. The right of the holders of 10% or more of the voting power of the Corporation may only be repealed or amended by the stockholders.

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

                                  Article VIII
                               Board of Directors

         The business and affairs of the Corporation shall be managed and controlled by or under the direction of a board of directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by these Articles of Incorporation directed or required to be exercised or done by the stockholders of the Corporation.

                  (a) Number. Until such time, if ever, as the Corporation has three or more stockholders, the number of directors shall not be less than the number of stockholders. At such time as the Corporation has three or more stockholders, the number of directors shall not be less than three nor more than nine, the exact number of directors to be fixed from time to time only by the vote of a majority of the entire board of directors. No decrease in the number of directors shall shorten the term of any incumbent director.

                  Notwithstanding the provisions of the foregoing paragraph, whenever the holders of any class or series of Common Stock shall have the right, voting as a class or series or otherwise, to elect directors, the then-authorized number of directors of the Corporation shall be increased by the number of the additional directors so to be elected, and the holders of such Common Stock shall be entitled, as a class or series or otherwise, to elect such additional directors. Any directors so elected shall hold office until their rights to hold such office terminate pursuant to the provisions of such Common Stock. The provisions of this paragraph shall apply notwithstanding the maximum number of directors hereinabove set forth.

                  (b) Qualification. The board of directors may, by the vote of a majority of the entire board, prescribe qualifications of candidates for the office of director of the Corporation, but no director then in office shall be disqualified from office as a result of the adoption of such qualification.

                  (c) Tenure. The term of office of each director shall expire at the annual meeting of the stockholders in the first succeeding year following the year of incorporation or thereafter when his or her respective successor is elected and has qualified. At each annual election, the directors chosen to succeed those whose terms then expire shall be elected for a term expiring at the next succeeding annual meeting or thereafter when their respective successors are elected and have qualified.

                  (d) Removal. At a meeting of stockholders called expressly for that purpose, one or more members of the board (including the entire board) may be removed, with or without cause, by the holders of two-thirds of the shares then entitled to vote at an election of directors.

                  (e) Vacancies. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office though less than a quorum, and each director so chosen shall hold office for the unexpired term to which elected and until his or her successor is elected and qualified or until his or her earlier resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by law.

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

                  (f) Limitation on Liability. A director or officer of the Corporation shall have no personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for damages resulting from (1) acts or omissions that involve intentional misconduct, fraud, or a knowing violation of law, or (2) the payment of dividends in violation of the provisions of
         Section 78.300 of the Nevada Revised Statutes, as it may be amended from time to time, or any successor statute thereto.


                                   Article IX
                         No Limitations on Voting Rights

         To the extent permissible under the applicable law of any jurisdiction to which the Corporation may become subject by reason of the conduct of business, the ownership of assets, the residence of stockholders, the location of offices or facilities, or any other item, the Corporation elects not be governed by the provisions of any statute that (a) limits, restricts, modifies, suspends, terminates, or otherwise affects the rights of any stockholder to cast one vote for each share of stock registered in the name of such stockholder on the books of the Corporation, without regard to whether such shares were acquired directly from the Corporation or from any other person and without regard to whether such stockholder has the power to exercise or direct the exercise of voting power over any specific fraction of the shares of stock of the Corporation issued and outstanding; or (b) grants to any stockholder the right to have his or her stock redeemed or purchased by the Corporation or any other stockholder of the Corporation. Without limiting the generality of the foregoing, the Corporation expressly elects not to be governed by or be subject to the provisions of Sections 78.378 through 78.3793 of the Nevada Revised Statutes or any similar or successor statutes adopted by any state that may be deemed to apply to the Corporation from time to time.


                                    Article X
                                   Amendments

         The Corporation reserves the right to amend, alter, change, or repeal all or any portion of the provisions contained in these Articles of Incorporation from time to time in accordance with the laws of the state of Nevada, and all rights conferred on stockholders herein are granted subject to this reservation.


                                   Article XI
                         Adoption or Amendment of Bylaws

         The initial bylaws of the Corporation shall be adopted by the board of directors. Except as otherwise provided herein, the power to alter, amend, or repeal the bylaws or adopt new bylaws shall be vested in the board of directors, but the stockholders of the Corporation may also alter, amend, or repeal the bylaws or adopt new bylaws. The bylaws may contain any provisions for the regulation or management of the affairs of the Corporation not inconsistent with the laws of the state of Nevada now or hereafter existing.

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